Exhibit (d)(6)

Panamerican Beverages, Inc.

c/o Panamco, L.L.C.
701 Waterford Way, Suite 800
Miami, FL 33126

January 13, 2003

The Coca-Cola Company

One Coca-Cola Plaza
Atlanta, GA 30313

Attention:	Mr. Deval L. Patrick, Executive Vice President and General Counsel Mr. Gary Fayard, Chief Financial Officer

Gentlemen:

      Reference is hereby made to the consent and agreement, dated November 14, 2002 (the “Consent and Agreement”), among Panamerican Beverages, Inc. (the Company”), The Coca-Cola Company (“TCCC”) and The Coca-Cola Export Corporation (“Export”).

      The parties hereto agree that the third sentence of the fifth paragraph of the Consent and Agreement is amended by deleting the sentence in its entirety and replacing such sentence with the following:

“Unless otherwise extended by the Company in writing, this consent and agreement shall automatically expire on the earlier of (i) the termination in accordance with its terms of the Agreement of Merger, dated as of December 22, 2002, among the Company, Coca-Cola FEMSA, S.A. de C.V. and Midtown Sub, Inc. (the “Merger Agreement”) and (ii) the Effective Time (as defined in the Merger Agreement).”

      Except as expressly amended hereby, the Consent and Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

      The provisions of Sections 9.5, 9.6 and 9.7 of the Investment Agreement, dated as of November 1, 1995, by and among the Company, TCCC and Export, as amended and supplemented from time to time, are hereby incorporated by reference into this amendment to the Consent and Agreement.

      This amendment to the Consent and Agreement may be signed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

      If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this amendment to the Consent and Agreement, whereupon the foregoing will constitute our agreement with respect to the subject matter hereof.

PANAMERICAN BEVERAGES, INC.,

		By:	/s/ CRAIG D. JUNG Name: Craig D. Jung Title: President and CEO

Accepted and agreed to:

THE COCA-COLA COMPANY,

By:	/s/ STEVE M. WHALEY Name: Steve M. Whaley Title: Vice President

Dated: January 13, 2003

THE COCA-COLA EXPORT CORPORATION,

By:	/s/ STEVE M. WHALEY Name: Steve M. Whaley Title: Vice President

Dated: January 13, 2003